EXHIBITS 14.2

SCHEDULE OF VALUATION AND QUALIFYING ACCOUNTS
FOR THE YEAR ENDED DECEMBER 31, 2008

		Additions
Description	Balance at beginning of Year January 1, 2008	Charged to costs and expenses	Charged to other Account	Deductions	Balance at end of Year December 31, 2008
(in thousands of Canadian dollars)
Allowance for doubtful debts	-	$11	-	-	$11